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                             ARNALL GOLDEN & GREGORY
                             2800 ONE ATLANTIC CENTER
                            1201 WEST PEACHTREE STREET
                           ATLANTA, GEORGIA  30309-3400





                               May 22, 1996



Microtek Medical, Inc.
512 Lehmberg Road
Columbus, Mississippi  39702

Gentlemen:

     You have asked for our opinion as to the federal income tax consequences of a transaction (the "Merger") pursuant to which MMI Merger Corp. ("Subsidiary"), a Delaware corporation and a newly organized, wholly-owned subsidiary of Isolyser Company, Inc. ("Isolyser"), a Georgia corporation, will be merged with and into Microtek Medical, Inc. ("Microtek"), a Delaware corporation, with the Microtek shareholders receiving common voting stock of Isolyser. In expressing this opinion, we have reviewed the Agreement and Plan of Merger (the "Agreement") dated March 15, 1996, among Isolyser, Subsidiary and Microtek, the Form S-4 Registration Statement under the Securities Act of 1933 relating to the Merger (Registration No. 333-3436) (the "Registration Statement") as filed with the Securities and Exchange Commission on April 10, 1996, and, thereafter amended, and such other documents as we have deemed relevant. Additionally, we have had such discussions with officers and directors of Isolyser and Microtek and others as we have deemed relevant and have been provided certain representations in writing from management of Isolyser and Microtek.

     Pursuant to the Agreement and for business reasons described in the Registration Statement, Isolyser will acquire all of the outstanding stock of Microtek. The above will be accomplished by a merger of Subsidiary with and into Microtek pursuant to the applicable laws of Delaware. Microtek will be the surviving corporation in the transaction. Pursuant to the Merger, holders of each share of Microtek common stock will be entitled to receive such number of shares of Isolyser common stock as are equal to $16.50 divided by the average closing price of Isolyser common stock over a specified twenty-day trading period, but no lower than $14.50 or greater than $18.50. The Agreement further provides that each share of common stock of Subsidiary held by Isolyser immediately prior to the Merger will be converted into and become one share of common stock of Microtek. Under applicable law, Microtek stockholders have no appraisal or dissenters' rights.

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Microtek Medical, Inc.
May 22, 1996
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     No fractional shares of Isolyser common stock will be issued to Microtek stockholders in connection with the Merger, but fractional shares of any Microtek stockholder will be combined and cash will be paid for any resulting fractional share.

     In expressing this opinion we have assumed that the information contained in the Registration Statement is current, accurate and complete. In addition, we have relied upon the factual and other statements and representations made to us by officers and directors of Isolyser and Microtek, and have not made any independent investigation of any facts pertaining to the Merger. Among the representations we have relied upon are the following:

     (a) After consummation of the Merger, Microtek will hold at least 90 percent of the fair market value of its net assets and 70 percent of the fair market value of its gross assets. (b) After consummation of the Merger, Microtek will also hold at least 90 percent of the fair market value of the net assets and 70 percent of the fair market value of the gross assets of Subsidiary. (c) Isolyser has no intention of liquidating Microtek, but proposes to retain the Microtek common stock and to continue the business of Microtek as an operating subsidiary.

     In expressing the opinions contained herein we have also assumed, with your permission, that there exists no plan or intention by the stockholders of Microtek to sell or otherwise dispose of 50 percent or more of the shares of Isolyser to be received by them in the Merger, and that, as the Agreement contemplates, Microtek stockholders will exchange an amount of Microtek stock in the Merger representing at least 80 percent of the combined voting and equity interests of Microtek.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. Provided the Merger qualifies as a merger under the applicable laws of Delaware, the Merger will constitute a reorganization within the meaning of IRC Section 368 (a) (1) (A). The reorganization will not be disqualified by reason of the fact that stock of Isolyser is used in the transaction (IRC Section 368(a) (2) (E)). Isolyser, Subsidiary, and Microtek will each be "a party to a re-organization" within the meaning of IRC Section 368(b).

     2. No gain or loss will be recognized to the stockholders of Microtek upon the exchange of their Microtek stock solely for Isolyser voting common stock (IRC Section 354(a) (1)).


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Microtek Medical, Inc.
May 22, 1996
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     3.   The holding period for purposes of income taxation of the Isolyser voting common stock to be received by the stockholders of Microtek will include the holding period of the Microtek stock exchanged therefor, provided that the Microtek stock is held as a capital asset on the date of the exchange (Section 1223(l)).

     4. The tax basis of the shares of Isolyser common stock received by a stockholder of Microtek on the exchange of Microtek stock pursuant to the Merger will be the same as the basis of the shares of Microtek common stock exchanged (less any portion of such basis allocable to any fractional interest in any share of Isolyser common stock).

     5. Cash payments received by Microtek stockholders in lieu of fractional share interests of Isolyser common stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Isolyser. These cash payments will be treated as having been received by Microtek stockholders as full payment in exchange for fractional shares redeemed, and will be treated as received in a redemption subject to the provisions of
          Section 302 of the Code.

     This opinion is being provided for purposes of satisfying the conditions specified at Section 6.9 of the Agreement. It is not intended as specific tax advice to any shareholder. Further, our opinion is only valid to the extent that the representations and conditions upon which it is based are true and correct.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "The Merger -- Certain Federal Income Tax Consequences" in the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                                                ARNALL GOLDEN & GREGORY